UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 23, 2006
Pioneer Natural Resources Company
(Exact name of Registrant as specified in its charter)

Delaware	1-13245	75-2702753

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5205 N. O’Connor Blvd., Suite 900, Irving, Texas	75039

(Address of principal executive offices)	(Zip Code)
(972) 444-9001
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PIONEER NATURAL RESOURCES COMPANY

PIONEER NATURAL RESOURCES COMPANY

Item 7.01.	Regulation FD Disclosure
     On February 23, 2006, Pioneer Natural Resources Company (the “Company” or “Pioneer”) issued a news release that is attached hereto as exhibit 99.1. In the news release, the Company announced that its wholly-owned subsidiary, Pioneer Natural Resources USA, Inc., has entered into a purchase and sale agreement through which Marubeni Offshore Production (USA) Inc., a subsidiary of Marubeni Corporation, will acquire certain deepwater Gulf of Mexico assets from Pioneer for $1.3 billion. After customary closing adjustments, which are primarily related to the interim period cash flow Pioneer will receive from the deepwater Gulf of Mexico production between January 1, 2006 and closing, the Company expects to receive approximately $1.15 billion in cash proceeds, resulting in an estimated pretax book gain of approximately $900 million. Cash taxes are expected to be approximately $200 million.
     In conjunction with the deepwater Gulf of Mexico divestiture, Pioneer also plans to terminate the derivative contracts that hedge commodity price risk associated with the future deepwater production that is being sold. The table below outlines the volumes hedged with outstanding derivative contracts that will be terminated and the weighted average NYMEX prices for those derivative contracts:
Deepwater Gulf of Mexico Commodity Hedge Positions To Be Terminated

	Mar - Dec
	2006	2007	2008
Average Daily Oil Production Hedged:
Swap Contracts:
Volume (Bbl)	3,000	2,000	5,000
NYMEX price (per Bbl)	$26.12	$30.45	$26.09

Average Daily Gas Production Hedged:
Swap Contracts:
Volume (MMBtu)		5,000	5,000
NYMEX price (per MMBtu)		$5.65	$5.38
Collar Contracts:
Volume (MMBtu)	5,000	—	—
NYMEX price (per MMBtu):
Ceiling	$7.15
Floor	$5.25
     Pioneer currently estimates that the termination of these derivative contracts, under current market conditions, will result in a pretax loss ranging from $150 million to $170 million. In addition, Pioneer has approximately $55 million of pretax losses associated with previously terminated derivative contracts. These were also related to deepwater production and are reflected in the Company’s Consolidated Balance Sheet in Accumulated Other Comprehensive Income. Both the anticipated losses from planned terminations of derivative contracts and the losses from previously terminated derivative contracts will be reflected in net income upon closing of the deepwater Gulf of Mexico asset sale.
     Total proved reserves associated with the deepwater Gulf of Mexico and previously announced Argentina asset divestitures were approximately 20 million barrels oil equivalent (“MMBOE”) and 101 MMBOE, respectively, at December 31, 2005. Excluding the assets to be divested, Pioneer had 865 MMBOE of proved reserves at December 31, 2005.
     Pioneer is retaining its 55% operated interest in Green Canyon Blocks 299 and 300 where it drilled the Clipper discovery, which was announced in October 2005. Pioneer has a rig contracted to drill appraisal wells on the discovery in the second quarter and is currently evaluating possible development scenarios. Pioneer estimates that the resource potential from the initial well is 25 to 50 MMBOE and future drilling could expand the potential to approximately 90 MMBOE.
     Except for historical information contained herein, the statements in this Current Report on Form 8-K are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer’s ability to replace reserves, implement its business plans (including its plans to complete certain asset divestments) or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental and weather risks. These and other risks are described in Pioneer’s Forms 10-K and 10-Q Reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”).
     Note regarding estimates of potentially recoverable reserves: The SEC permits oil and gas companies, in documents filed (as opposed to furnished) with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this Current Report on Form 8-K, such as “resource potential” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

Item 9.01.	Financial Statements and Exhibits
     (d) Exhibits
          99.1 News Release dated February 23, 2006.

PIONEER NATURAL RESOURCES COMPANY
S I G N A T U R E
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER NATURAL RESOURCES COMPANY
Date: February 24, 2006	By:	/s/ Darin G. Holderness
Darin G. Holderness
Vice President and Chief Accounting Officer

PIONEER NATURAL RESOURCES COMPANY
EXHIBIT INDEX

Exhibit No.	Description
99.1(a)	News Release dated February 23, 2006.

(a)	Furnished herewith.